EXHIBIT 99.1



                            WYNN RESORTS ANNOUNCES
                     PRICING AND EXTENSION OF TENDER OFFER
                            BY WYNN LAS VEGAS, LLC

LAS VEGAS, NV - NOVEMBER 23, 2004 - Today Wynn Resorts, Limited (Nasdaq:WYNN) announced the pricing terms and extension of the previously announced cash tender offer (the "Offer") by Wynn Las Vegas, LLC. Wynn Las Vegas, LLC offered to purchase any and all of the $247,580,000 aggregate principal amount of its outstanding 12.0% Second Mortgage Notes due 2010 (CUSIP No. 983130 AA 3).

For purposes of calculating the total consideration for the Offer, the reference U.S. Treasury for the notes is the 2-1/2% U.S. Treasury Note due October 31, 2006, and the reference U.S. Treasury yield and the tender offer yield are 2.951% and 3.451%, respectively. The total consideration per $1,000 principal amount of notes validly tendered prior to the expiration of the related consent solicitation on November 22, 2004 (the "Consent Date") is $1,266.81, of which $20.00 is the consent payment. Holders validly tendering their notes after the Consent Date but on or prior to the expiration date for the Offer will receive the total consideration less the consent payment, or $1,246.81 per $1,000 principal amount of notes.

In addition, holders whose notes are validly tendered and accepted for purchase will receive accrued and unpaid interest from the last interest payment date to, but not including, the settlement date. Holders who validly tender their notes by the expiration date will receive payment on the settlement date, which is expected to be on or about December 14, 2004.

The Offer is subject to the satisfaction of certain conditions, including but not limited to the valid tender and delivery of consents with respect to, a majority of the outstanding principal amount of notes (excluding notes held by affiliates of the issuers), new debt financing and other customary general conditions. As of the close of business on November 23, 2004, $215,617,000 of the notes had been validly tendered and not withdrawn, which is approximately 87% of the $247,580,000 outstanding notes. The Offer's financing condition will be satisfied when Wynn Las Vegas completes its previously announced offering of first mortgage notes and arranges its previously announced new credit facilities.

The expiration of the Offer has been extended until 12:01 a.m., New York City Time, on December 14, 2004, unless further extended or earlier terminated.

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Deutsche Bank Securities Inc. and Banc of America Securities LLC are acting as the dealer managers and solicitation agents; MacKenzie Partners, Inc. is acting as the information agent; and Wells Fargo Bank, National Association is acting as depositary in connection with the tender offer and consent solicitation. Copies of the Offer to Purchase and Consent Solicitation Statement, Letter of Transmittal and Consent, and other related documents may be obtained from the information agent at MacKenzie Partners, Inc., 105
Madison Avenue, New York, New York 10016, 800-322-2885 (toll free) or 212-929-5500 (collect). Additional information concerning the Offer may be obtained by contacting Deutsche Bank Securities Inc. at 800-553-2826 (U.S.
toll free) or 212-250-4270 (collect) or Banc of America Securities LLC at 888-292-0070 (U.S. toll free) or 704-388-4813 (collect).

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the notes. The tender offer and consent solicitation may only be made in accordance with the terms of and subject to the conditions specified in the Offer to Purchase and Consent Solicitation Statement, dated November 12, 2004, and the related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.

                                     # # #
Contact:

              Wynn Resorts, Limited
              Samanta Stewart, 702-770-7555
              investorrelations@wynnresorts.com